                                                                      Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 333-54016 of MetLife Investors Variable Annuity Account Five on Form N-4 of our report dated March 31, 2006 relating to MetLife Investors Variable Annuity Account Five, our report dated April 19, 2006 relating to MetLife Investors Insurance Company of California (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective on January 1, 2004), and our report dated April 25, 2006 (July 20, 2006 as to Note 17) relating to General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), all appearing in the Statement of Additional Information in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
July 25, 2006